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                                                                      EXHIBIT 99


                                 SUNOCO, INC.
                           SAVINGS RESTORATION PLAN
                 (Amended and Restated as of November 2, 2000)


I.   STRUCTURE OF THE PLAN
     ---------------------

     The Sunoco, Inc. Savings Restoration Plan ("Plan") is established for the purpose of providing for certain employees benefits which otherwise would be lost by reason of the restrictive provisions of Section 401(a)(17) and
     Section 415 of the Internal Revenue Code of 1986, as amended (the "Code") applicable to the Sunoco, Inc. Capital Accumulation Plan ("SunCAP"). This Plan is the result of the merger of the Sun Company, Inc. Savings Restoration Plan II ("Plan II") into the Plan, effective December 21, 1995. The provisions of the Plan and Plan II prior to the effective date of the merger will remain effective with regard to those contributions.

     This Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 3(36), 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.

II.  ADMINISTRATION OF THE PLAN
     --------------------------

     The Plan Administrator (as this term is defined in SunCAP), or its delegate, ("Plan Administrator") shall administer the Plan. The Plan Administrator shall have full authority to determine all questions arising in connection with the Plan. The Plan Administrator will also interpret the Plan, adopt procedural rules, and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Plan Administrator shall be conclusive and binding on all persons.

III. PARTICIPATION IN THE PLAN
     -------------------------

     The Plan Administrator shall select the employees eligible to participate in the Plan for the next succeeding calendar year from among the participants in SunCAP whose employing corporation participates in SunCAP and adopts this Plan (hereinafter referred to as a "participating employer" which term also includes Sunoco, Inc. (the "Company")). The participants in SunCAP selected for participation in this Plan shall be
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     those SunCAP participants that the Plan Administrator reasonably believes will have compensation in excess of the limitations on compensation imposed under the terms of SunCAP by reason of Sections 401(a)(17) of the Code (the "Compensation Cap") and/or will exceed the limitations on contributions imposed under the terms of SunCAP by reason of Section 415 of the Code ("Annual Additions Limit") during the succeeding calendar year.

IV.  BENEFITS PROVIDED UNDER THE PLAN
     --------------------------------

     1.   Participant Contributions
          -------------------------

          A. Compensation Cap Limitation. If a participant's Basic Contributions (as this term is defined in SunCAP) to SunCAP may be limited due to the imposition of the Compensation Cap, the participant may elect, before the beginning of any payroll period during which the participant is subject to the Compensation Cap, to contribute on a pretax basis to the participating employer by which the participant is employed, any remaining percentage of such Basic Contributions which the participant was otherwise prevented from making.

          B. Annual Additions Limitation. If a participant's Basic Contributions to SunCAP may be limited due to the imposition of the Annual Additions Limit, the participant may elect, before the beginning of the payroll period during which the Annual Addition Limit is reached, to contribute on a pretax basis to the participating employer by which the participant is employed, any remaining percentage of such Basic Contributions which the participant was otherwise prevented from making.

          C. Method of Making Participant Contributions. Participant contributions, as determined above, will be withheld from the compensation payable to the participant for services rendered to the participating employer after the date of the election and credited to a book account maintained for the participant by or on behalf of the participating employer as of the date such contributions would have been made to SunCAP. In determining the percentage of a participant's compensation to be contributed on a pretax basis under this Plan, no change in a participant's Basic Contributions during a calendar year for purposes of SunCAP shall be effective with respect to this Plan until after such change is made. Without further action by the participant, the choices specified in the participant's election shall continue and be applied until such time as (i) the Plan Administrator determines that such participant is no longer eligible to participate in the Plan, (ii) the participant provides a written election changing such choices, or (iii) the participant provides a written election terminating further contributions by the participant.
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     2.   Participating Employer Contribution
          -----------------------------------

          A participant's participating employer shall maintain, or cause to be maintained, a book account for such participant to which the participating employer shall credit an amount equal to the Matching Employer Contributions (as this term is defined in SunCAP) that the participating employer would have made on the participant's behalf to SunCAP had the participant's Basic Contributions continued to be made to SunCAP, instead of to the participating employer under this Plan.

     3.   Nonforfeitability of and Earnings on Book Accounts
          --------------------------------------------------

          A. Nonforfeitability. All amounts credited to book accounts on behalf of participants shall be nonforfeitable.

          B. Earnings. Participant and participating employer contributions will be credited to book accounts as of the date such contributions would have been made to SunCAP. All amounts credited to book accounts shall be deemed to have been invested in Fund C established under SunCAP and such book accounts shall be revalued daily as if they had been invested in Fund C, except as provided in the following sentence. Effective January 1, 1996, all amounts credited to book accounts shall be deemed to have been invested in any of the Funds established under SunCAP, and may be transferred among the Funds, in accordance with the elections made by the participant under this Plan, pursuant to procedures and limitations in effect under SunCAP.

V.   DISTRIBUTIONS
     -------------

     1.  Lump-Sum Distribution
         ---------------------

         Each participating employer shall distribute to each participant in the Plan employed by it for whom it maintains book accounts or his beneficiary under SunCAP an amount in cash equal to 100% of the value of his book account(s) attributable to all participant contributions and employer contributions (and investment earnings on such contributions), for which an election has not been made pursuant to
         Section 2 of this Article V, upon the termination of employment of such participant under circumstances entitling him or his beneficiary to a distribution of the participant's interest in SunCAP whether or not a distribution is made at that time for SunCAP.

     2.  Ten-Year Certain Option
         -----------------------

         Each participant may irrevocably elect, prior to the time a lump-sum distribution is required to be made pursuant to Section 1 of Article V, with respect to the value of the participant's book
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         account(s) attributable to all participant contributions and employer contributions (and investment earnings on such contributions) for all years of the Plan, to waive the right to receive a lump-sum distribution of such contributions (and investment earnings on such contributions) (the "Ten-Year Certain Amounts") at termination of employment as provided in Section 1 of this Article V, and to receive a distribution of all Ten-Year Certain Amounts as determined under this
         Section 2.

         The Ten-Year Certain Amounts shall be distributed commencing no later than two months after the time lump-sum amounts are distributable pursuant to Section 1 of this Article V, in a series of annual distributions. The participant will select the number (not to exceed ten) of such annual distributions. The amount of each annual distribution shall be equal to the value of the account balance on the distribution date, divided by the number of annual distributions remaining as of the date the participant's account is valued for the annual distribution. The final annual distribution shall include 100% of the value of the participant's book account(s).

         Undistributed Ten-Year Certain Amounts shall remain credited to the participant's book account(s) and shall be deemed to be invested in accordance with the provisions of Section 3 of Article IV. In the event of the death of the participant prior to distribution of all Ten-Year Certain Amounts, any undistributed Ten-Year Certain Amounts shall be paid to the participant's beneficiary under SunCAP as soon as is administratively feasible.

     3.  Acceleration of Payment upon Change in Control
         ----------------------------------------------

         A.  Right to Withdraw.

             The terms of this Section 3 of Article V shall immediately become operative, without further action or consent by any person or entity, upon a Change in Control, and once operative shall supersede and control over any other provisions of this Plan. Upon a Change in Control, and for twelve (12) months thereafter, each participant, whether or not he is still an employee of the Company, shall have the right to withdraw, in a single lump-sum cash payment, an amount equal to ninety-five percent (95%) of the value of his book accounts under the Plan; provided, however, that if this option is exercised, such participant will forfeit to the Company the remaining five percent (5%) of the value of his book accounts as of the time of the withdrawal. Payments under this
             Section 3 shall be made as soon as practicable, but no later than 30 days after the participant notifies the Plan that he is exercising his right to withdraw.

             (i) On or after a Change in Control, no action, including by way of example and not of limitation, the amendment, suspension or termination of the Plan, shall be taken which would affect the rights of any participant or the operation of the Plan with respect to all amounts
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                  credited to book accounts on behalf of participants on the date of the Change in Control.

             (ii) The Company shall pay all reasonable legal fees and related expenses incurred by a participant in seeking to obtain or enforce any payment, benefit or other right such participant may be entitled to under the Plan after a Change in Control; provided, however, that the participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the participant was frivolous or advanced in bad faith.

         B.  Definitions.

             "Change in Control" shall be deemed to have occurred if:

             (i) Continuing Directors cease, within one year of a Control Transaction, to constitute a majority of the Board of Directors of Sunoco, Inc. (or of the Board of Directors of any successor to Sunoco, Inc. or to all or substantially all of its assets) or

             (ii) any entity, person or Group acquires shares of Sunoco, Inc. in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially more than twenty percent (20%) of the outstanding voting shares.

             As used herein, "Control Transaction" shall mean any of the following transactions or any combination thereof: (1) any tender offer for or acquisition of capital stock of Sunoco, Inc., (2) any merger, consolidation, or sale of all or substantially all of the assets of Sunoco, Inc., or (3) the submission of a nominee or nominees for the position of director of the Company by a shareholder or a Group of shareholders in a proxy solicitation or otherwise. As used herein, "Continuing Director" shall mean a Director who was a member of the Board of Directors of Sunoco, Inc. immediately prior to a Control Transaction which results in a Change in Control. As used herein, "Group" shall mean persons who act in concert as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

     4.  Change in Method of Payment Following Commencement of Distribution or
         ---------------------------------------------------------------------
         Payment
         -------

         After payment or distribution of the value of the participant's book account(s) attributable to all participant contributions and employer contributions (and investment earnings on such contributions) for all years of the Plan, has commenced, the participant may not change the period of time for which such amounts are payable. However the participant may convert installment payments (i.e., the "Ten-Year
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         Certain Amounts" determined pursuant to Section 2 of this Article V) to a lump sum distribution, subject to a penalty equal to a five percent (5%) reduction in the balance of the value of the participant's book account(s) attributable to all participant contributions and employer contributions (and investment earnings on such contributions) for all years of the Plan.

     5.  Election of Commencement of Distribution
         ----------------------------------------

         Notwithstanding the provisions of Sections 1 and 2 of this Article V, at any time prior to the time a lump-sum distribution is required to be made pursuant to Section 1 of Article V, the participant may elect to defer commencement of distribution of benefits under Section 1 or
         Section 2 of Article V to a date that is no more than three years after the date of the participant's termination of employment. If an election is made under this Section 5, such election may be changed to a different date within such three-year period, subject to a penalty equal to a five percent (5%) reduction in the balance of the value of the participant's book account(s) attributable to all participant contributions and employer contributions (and investment earnings on such contributions) for all years of the Plan.

VI.  GENERAL PROVISIONS
     ------------------

     1.  Right to Terminate
         ------------------

         This Plan may be terminated at any time by the Company. The Company or any participating employer may terminate this Plan with respect to its employees participating in SunCAP. If a participating employer shall terminate SunCAP with respect to its employees the amounts to their credit in their book accounts established under this Plan shall be distributed to such participants in a single sum in accordance with the provisions of SunCAP applicable in the event of termination of SunCAP or the complete discontinuance of contribution thereto.

     2.  Right to Amend
         --------------

         This Plan may be amended at any time by the Board of Directors of the Company, except that no such amendment shall reduce for any participant the amount then credited to his book account established under this Plan.

     3.  Nonalienation of Benefits
         -------------------------

         No right to payment or any other interest under this Plan shall be assignable or subject to attachment, execution, or levy of any kind.
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      4.  Employment Relationships
          ------------------------

          Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of any participating employer. Each participating employer in the Plan expressly reserves the right to dismiss any employee at any time without regard to the effect which such dismissal might have upon him under the Plan.

      5.  Plan not Funded
          ---------------

          Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the participating employers.

      6.  Construction
          ------------

          This Plan shall be construed, administered and enforced according to the laws of the state of Pennsylvania.